Exhibit 99.01

Kellogg Company News

For release:	July 27, 2006
Analyst /Media
Contact:	Neal H. Goldner, (269) 961-3392

Kellogg Exceeds Earnings Expectations & Reiterates Confidence in Full Year
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported continued strong sales and earnings growth ahead of expectations for the second quarter of 2006. The Company managed to post these results despite the demanding cost environment facing the entire industry.
     Reported net earnings for the quarter were $266.5 million, a 3% increase from last year’s $259.0 million. The effect of expensing stock options in the quarter lowered reported net earnings per share by approximately 5%, or $.03. Reported diluted net earnings per share were $0.67, an 8% increase from last year’s $0.62 per share.
     “The combination of our focused strategy, good investment decisions and top-line growth remain the key enablers of our strong earnings performance,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “As we look at the business, our brand equities are strong, our innovation is working, and we continue to invest for the long term health of the business, all of which gives us continued confidence in the year.”
     Reported net sales in the quarter increased by 7% to $2.77 billion. Internal net sales, which exclude the effect of foreign-currency translation, also grew 7% and built on the very strong 7% internal growth in the second quarter of last year. The internal sales growth rate for the full year is expected to be in the mid single-digits, ahead of the Company’s long-term target of low single-digit growth.
     Kellogg North America reported second quarter net sales growth of 9% and internal net sales growth of 8%, driven by strong growth in the Retail Cereal, Retail Snacks, and Frozen & Specialty Channels businesses. For the quarter, all major North American retail businesses gained category share in measured channels. Retail Cereal posted internal sales growth of 4%, driven by strong growth in various brands including Kellogg’s Frosted Mini Wheats and Kashi brand cereals.
-more-

This growth came on top of the strong double-digit growth in the second quarter last year. The Retail Snacks segment posted internal sales growth of 11% on top of the 8% growth in the second quarter of last year. This was driven by strong growth in Pop-Tarts, Cheez-It, Kellogg’s wholesome snacks and fruit snacks, as well as continued growth in cookies. The North America Frozen and Specialty Channels businesses combined posted internal sales growth of 9% driven by double-digit growth in Eggo and veggie foods, strong retail acceptance of new Kashi Frozen entrees, and strong growth in convenience and drug stores.
     Kellogg International reported second quarter net sales growth of 4%, or 5% excluding the effect of currency translation. Latin America posted internal sales growth of 10%, on top of the 8% growth in the second quarter of last year, driven by strong growth in both the cereal and snacks businesses. In Mexico, the Company gained over 2 category share points in cereal during the quarter. The European region reported internal net sales growth of 4%, driven by good growth in the United Kingdom, Ireland, France and Italy. The Asia Pacific region posted an internal net sales decline of less than 1% due, in part, to a difficult comparison with the prior year when internal sales grew 8 percent.
     Reported operating profit was $461.2 million in the second quarter, a 2% decline from the second quarter of last year. Internal operating profit, which excludes the impact of foreign exchange and stock option expense, increased 1% in the second quarter and 3% in the year-to-date period, ahead of the Company’s expectations. This growth was achieved despite continued investments in brand building and innovation, as well as unprecedented increases in fuel, energy and commodity costs. Up-front costs in the quarter were $.03 per share, the same as the second quarter of last year. The Company continues to forecast up-front cost for the full year to be approximately $.15 per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $339.7 million in the year-to-date period, ahead of Company expectations. The decline from the prior year was primarily the result of an increase in capital expenditures and core working capital. Core working capital, measured as a percentage of rolling twelve-month sales, was 6.9% at the end of the second quarter of 2006, which represented a 20 basis point improvement from the second quarter of last year.
-more-

Kellogg Reiterates Confidence in 2006 Earnings Outlook In Spite of
Higher Cost Outlook
     Kellogg continues to expect full-year net earnings to be in a range of $2.45-2.49 per share, including approximately $0.15 per share of up-front costs and stock option expense of $0.10 per share. The Company now expects combined fuel, energy and commodity costs to impact full year results by up to $.30 per share, an increase from the Company’s previous guidance of up to $.20 per share, and up from the Company’s original expectation of $.13 to $.16 per share. In addition, benefit costs are expected to increase $.05 to $.07 per share for the full year, which is at the high end of the Company’s prior guidance. As a result, gross margin is now expected to decline by approximately 50 basis points for the full year. However, gross margin is expected to increase in the second half of the year. The Company expects growth in brand building investment to approximate internal net sales growth. Full-year cash flow is expected to be in a range between $900 million and $975 million.
     Mr. Jenness concluded, “We continue to have confidence in the strength of our business model, in spite of the input cost outlook. The strong results this quarter are a testament to the hard work of all the Kellogg employees around the world. Our confidence continues that this will be another year of sustainable, dependable growth.”
About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
-more-

Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, sales, expenses, margins, growth, innovation, earnings, cash flow, and costs. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity, packaging, and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses and other factors; the underlying price and volatility of the Company’s common stock and the impact of variables affecting the valuation of equity-based employee awards; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
-more-

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	July 1,	July 2,	July 1,	July 2,
(Results are unaudited)	2006	2005	2006	2005

Net sales	$2,773.9	$2,587.2	$5,500.4	$5,159.5

Cost of goods sold	1,538.4	1,388.6	3,068.2	2,825.0
Selling and administrative expense	774.3	726.1	1,498.5	1,394.2

Operating profit	461.2	472.5	933.7	940.3

Interest expense	77.2	89.2	151.7	165.1
Other income (expense), net	4.3	3.9	9.4	(13.5)

Earnings before income taxes	388.3	387.2	791.4	761.7
Income taxes	121.5	128.2	250.5	248.0
Earnings (loss) from joint ventures	(0.3)	—	(0.3)	—

Net earnings	$266.5	$259.0	$540.6	$513.7

Net earnings per share:
Basic	$.68	$.63	$1.36	$1.25
Diluted	$.67	$.62	$1.35	$1.23

Dividends per share	$.2775	$.2525	$.5550	$.5050

Average shares outstanding:
Basic	394.1	412.0	396.5	412.5

Diluted	396.6	415.8	399.1	416.5

Actual shares outstanding at period end			395.7	413.0

- more -

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year-to-date ended
	July 1,	July 2,	July 1,	July 2,
(Results are unaudited)	2006	2005	2006	2005

Net sales
North America	$1,859.0	$1,706.6	$3,724.1	$3,422.4
Europe	558.7	535.9	1,074.3	1,063.8
Latin America	224.9	208.5	439.6	396.3
Asia Pacific (a)	131.3	136.2	262.4	277.0

Consolidated	$2,773.9	$2,587.2	$5,500.4	$5,159.5

Operating profit
North America	$327.0	$329.3	$678.7	$653.3
Europe	101.1	95.9	187.8	189.2
Latin America	57.9	52.4	113.4	100.5
Asia Pacific (a)	20.7	22.5	42.3	51.2
Corporate	(45.5)	(27.6)	(88.5)	(53.9)

Consolidated	$461.2	$472.5	$933.7	$940.3

(a) Includes Australia and Asia.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	July 1,	July 2,
(unaudited)	2006	2005

Operating activities
Net earnings	$540.6	$513.7
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	172.8	194.8
Deferred income taxes	(2.4)	(73.7)
Other (a)	74.3	123.9
Postretirement benefit plan contributions	(29.6)	(69.8)
Changes in operating assets and liabilities	(253.9)	(101.5)

Net cash provided by operating activities	501.8	587.4

Investing activities
Additions to properties	(162.1)	(113.0)
Acquisitions of businesses	—	(30.0)
Investments in joint ventures	(1.9)	—
Other	1.3	1.3

Net cash used in investing activities	(162.7)	(141.7)

Financing activities
Net issuances of notes payable	432.8	469.4
Repayments of long-term debt	—	(725.9)
Net issuances of common stock	116.2	184.2
Common stock repurchases	(579.9)	(263.1)
Cash dividends	(218.4)	(208.0)
Other	7.4	3.1

Net cash used in financing activities	(241.9)	(540.3)

Effect of exchange rate changes on cash	(1.2)	(19.6)

Increase (decrease) in cash and cash equivalents	96.0	(114.2)
Cash and cash equivalents at beginning of period	219.1	417.4

Cash and cash equivalents at end of period	$315.1	$303.2

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$339.7	$474.4

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	July 1,	December 31,
	2006	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$315.1	$219.1
Accounts receivable, net	1,057.4	879.1
Inventories:
Raw materials and supplies	197.5	188.6
Finished goods and materials in process	522.2	528.4
Deferred income taxes	182.9	207.6
Other prepaid assets	204.2	173.7

Total current assets	2,479.3	2,196.5

Property, net of accumulated depreciation of $3,994.0 and $3,815.6	2,661.6	2,648.4
Goodwill	3,448.7	3,455.3
Other intangibles, net of accumulated amortization of $48.3 and $47.6	1,437.3	1,438.2
Pension	631.8	629.8
Other assets	236.4	206.3

Total current assets	$10,895.1	$10,574.5

Current liabilities
Current maturities of long-term debt	$773.9	$83.6
Notes payable	1,543.9	1,111.1
Accounts payable	878.1	883.3
Accrued advertising and promotion	354.1	320.9
Accrued income taxes	124.8	148.3
Accrued salaries and wages	202.8	276.5
Other current liabilities	341.5	339.1

Total current liabilities	4,219.1	3,162.8

Long-term debt	3,053.5	3,702.6
Deferred income taxes	929.0	945.8
Other liabilities	524.5	479.6

Shareholders’ equity
Common stock, $.25 par value	104.6	104.6
Capital in excess of par value	68.6	58.9
Retained earnings	3,588.3	3,266.1
Treasury stock, at cost	(984.9)	(569.8)
Accumulated other comprehensive income (loss)	(607.6)	(576.1)

Total shareholders’ equity	2,169.0	2,283.7

Total liabilities and shareholders’ equity	$10,895.1	$10,574.5

* Condensed from audited financial statements.
- more -

Kellogg Company and Subsidiaries
IMPACT OF STOCK COMPENSATION RECOGNIZED IN 2006 UNDER SFAS NO. 123(R)
“SHARE-BASED PAYMENT”

(millions, except per share data)

(unaudited)	Reported			Excluding impact of SFAS 123(R)*			Impact
	Quarter ended			Quarter ended
	July 1,	July 2	Pct.	July 1,	July 2,	Pct.
	2006	2005	Growth	2006	2005	Growth
Operating profit	$461.2	$472.5	-2.4%	$478.9	$472.5	1.4%	-3.8%

Net earnings	$266.5	$259.0	2.9%	$278.0	$259.0	7.3%	-4.4%

Diluted net earnings per share	$0.67	$0.62	8.1%	$0.70	$0.62	12.9%	-4.8%

	Reported			Excluding impact of SFAS 123(R)*			Impact
	Year-to-date period ended			Year-to-date period ended
	July 1,	July 2,	Pct.	July 1,	July 2,	Pct.
	2006	2005	Growth	2006	2005	Growth
Operating profit	$933.7	$940.3	-0.7%	$966.8	$940.3	2.8%	-3.5%

Net earnings	$540.6	$513.7	5.2%	$562.0	$513.7	9.4%	-4.2%

Diluted net earnings per share	$1.35	$1.23	9.8%	$1.41	$1.23	14.6%	-4.8%

Stock compensation:	Quarter	YTD
Before tax	$17.7	$33.1
Net of tax	$11.5	$21.4
Per share impact	$0.03	$0.06
*Results excluding the impact of adopting SFAS No.123(R) are Non-GAAP measures which management is using during 2006 to assist investors in assessing the Company’s financial operating performance against comparable periods.

# # #